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                                                                   Exhibit 23.03


                         CONSENT OF INDEPENDENT AUDITORS



        We consent to the use in this Registration Statement and Prospectus of Dynamic International, Ltd. (formerly Dynamic Classics, Ltd.) on Form S-1 relating to the offering of 1,200,000 units (each unit consisting of one share of common stock, one redeemable Class A warrant and one redeemable Class B warrant), of our report dated June 26, 1996 on the consolidated financial statements of Dynamic Classics, Ltd. and subsidiary contained in this Registration Statement, and to the use of our name, and the statements with respect to us, under the heading "Experts" in the Prospectus.



                                /s/ Hoberman, Miller, Goldstein & Lesser, P.C. HOBERMAN, MILLER, GOLDSTEIN & LESSER, P.C.

New York, New York
April 16, 1997